Exhibit 10.60

AUTOCATH, Inc.

P.O. Box 620635

Woodside, CA 94062

October 21, 2002

Dan Wallace

Dear Dan:

Autocath, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial-title will be Director of Clinical Development, and you will initially report to the Company’s :Chief Technical Officer. This is a full-time position. By signing, this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $150,000 per year, payable in accordance with the Company’s standard payroll schedule. In addition, you will receive a signing bonus of $5,000 upon the commencement of your employment with the Company.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your ,employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and, benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your

We hope .that you will accept our offer .to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the. enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you have any questions, please call me at

Very truly yours,

Autocath, Inc.

By:	/s/ Fred Moll
Fred Moll
President and Chief Executive Officer

I have read and accept this employment offer:

/s/ Dan Wallace
Signature of Dan Wallace

Dated 11/6/2002

-Attachment

Exhibit A: Proprietary Information and Inventions Agreement